UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2015

CARBONITE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35264	33-1111329
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Avenue de Lafayette, Boston, Massachusetts 02111

(Address of principal executive offices, including ZIP code)

(617) 587-1100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 C.F.R. §230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 C.F.R. §230.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 C.F.R. §14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 C.F.R. §13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement with Mr. David Friend

On January 8, 2015, the Company entered into an employment agreement (the “Friend Employment Agreement”) with Mr. David Friend setting forth the terms of his employment as the Company’s Executive Chairman. The Friend Employment Agreement provides for (i) an annualized salary of $340,000 per year for an interim period beginning December 3, 2014 and ending February 28, 2015, during which time Mr. Friend will devote his full time professional efforts to the Company, and (ii) an annualized salary of $125,000 for twelve (12) months following the conclusion of the interim period, during which time Mr. Friend will devote part time professional efforts to the Company. Mr. Friend will be eligible to participate in the Company’s benefit programs (excluding bonus programs) that the Company establishes and makes available to its employees from time to time, to the same extent available to similarly situated employees of the Company.

Pursuant to the Friend Employment Agreement, Mr. Friend will be granted an option to purchase 100,000 shares of the Company’s common stock at an exercise price equal to the fair market value of the Company’s common stock on the date of grant (the “FMV Price”), with such option vesting and becoming exercisable quarterly over four (4) years for so long as Mr. Friend serves as an employee or director of the Company. The vesting for such option accelerates upon the occurrence of certain change of control and termination events. In addition, pursuant to the Friend Employment Agreement, the acceleration provisions related to Mr. Friend’s existing options and RSUs have been amended to be consistent with the acceleration provisions of the new option agreement.

If Mr. Friend’s employment is terminated by the Company other than for cause, or if Mr. Friend is constructively terminated by the Company, during the term of the Friend Employment Agreement, he will be entitled to receive a payment in an amount equal to $595,000, subject to Mr. Friend’s execution and delivery of a full release in favor of the Company.

The foregoing summary of the Friend Employment Agreement is summary in nature and is qualified in its entirety by reference to the Friend Employment Agreement, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Amendment to Mr. Mohamad Ali’s Employment Agreement

Also on January 8, 2015, the Company and Mr. Mohamad Ali, the President and Chief Executive Officer of the Company and a member of the Company’s board of directors (the “Board”), entered into an amendment (the “Employment Agreement Amendment”) to the Executive Employment Agreement, dated as of December 3, 2014 (the “Ali Employment Agreement”), between the Company and Mr. Ali. The Employment Agreement Amendment was entered into in order to address an inconsistency between the terms of the Ali Employment Agreement, which contemplated the annual nomination of Mr. Ali to the Board, and the fact that the Company has a classified Board.

Pursuant to the Ali Employment Agreement, the Board appointed Mr. Ali as a Class II director on December 3, 2014. As a Class II director of the Company, Mr. Ali’s term would have expired at the Company’s 2016 annual meeting of stockholders. In order to address the above-described inconsistency, the Employment Agreement Amendment contemplates the appointment of Mr. Ali as a Class I director, rather than an annual nomination of Mr. Ali to the Board. In furtherance of the foregoing, Mr. Ali tendered his resignation as a Class II director, effective as of his appointment as a Class I director, and was appointed by the Board as a Class I director, effective as of January 8, 2015. As a Class I director, Mr. Ali’s term will expire at the Company’s 2015 annual meeting of stockholders.

Except as modified by the Employment Agreement Amendment, the Ali Employment Agreement remains in full force and effect. The foregoing summary of the Employment Agreement Amendment is summary in nature and is qualified in its entirety by reference to the Employment Agreement Amendment, a copy of which is attached hereto as Exhibit 99.2 and incorporated herein by reference.

Item 9.01	Exhibits

(d) Exhibits

99.1	Employment Agreement with David Friend, dated January 8, 2015.

99.2	Employment Agreement Amendment with Mohamad Ali, dated January 8, 2015.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized on January 9, 2015.

CARBONITE, INC.

By:	/s/ Danielle Sheer
Name:	Danielle Sheer
Title:	Vice President and General Counsel

EXHIBIT INDEX

Exhibits

99.1	Employment Agreement with David Friend, dated January 8, 2015.

99.2	Employment Agreement Amendment with Mohamad Ali, dated January 8, 2015.